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                                 Exhibit 12.1


     Statement of Computation of Earnings to Fixed Charges and Preferred
         Stock Dividend Requirements for the nine month periods ended
                  September 30, 1999 and September 30, 1998



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

                                                   For the nine months ended
                                              September 30, 1999   September 30, 1998
                                              ------------------   ------------------
Net income                                         $   97,039           $   60,964
Interest expense                                      104,199               47,724
Amortization of capitalized interest                       45                   --
                                                   ----------           ----------
Earnings before interest                              201,283              108,688

Interest expense                                      104,199               47,724
Interest capitalized                                      952                   --
Interest portion of rentals                               263                   --
Preferred dividends                                     2,625                2,625
                                                   ----------           ----------
Fixed charges and preferred stock
  dividend requirements                               108,039               50,349
Earnings to fixed charges and preferred
  stock dividend requirements                            1.86                 2.16
                                                   ----------           ----------
                                                   ----------           ----------

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